Lithium Technology Corporation 8-K

Exhibit 99.1

Lithium Technology Corporation announces strategic alliance and investment agreement with Frazer-Nash Research Ltd. and its affiliates.

FAIRFAX, Virginia, April 7, 2011 - - Lithium Technology Corporation (“LTC”) (ticker symbol: LTHU) announced today that it had entered into a strategic alliance with Frazer-Nash Research Ltd. (“FN Research”) and its affiliates (collectively referred to as the “FN Group”) for the supply of large format Lithium-Ion cell battery packs with proprietary battery management systems cells for automotive applications.  The two parties executed several definitive agreements relating to this strategic alliance on March 30, 2011 and closed the transaction on April 1, 2011.  A member of the FN Group previously invested $2 million in equity of LTC in October, 2010, as previously reported by LTC.

The initial amount of cells will be used to build a test fleet of Plug-in Hybrid Vehicles with range extender as well as a certain number of Electric Vehicles for an Asian vehicle manufacturer. As part of this program FN Research will supply its proprietary battery management system as well as its proprietary electric and hybrid electric drive train.

This test fleet will be built using LTC’s and FN Research’s time-tested and proven technologies for data gathering and refinement before embarking on mass production.

As part of the strategic alliance, pursuant to the terms of the Securities Purchase Agreements between LTC and affiliate members of the FN Group, the FN Group has agreed to provide $10 million of fresh capital to LTC, $5 million in the form of a purchase of LTC's common equity (including the $2 million purchased on 25 October 2010) and $5 million in the form of a committed convertible loan facility. After the closing of the common equity investment, the FN Group holds an initial equity stake of 10.25%, which will increase to 35.00% if and when the convertible loan facility is fully funded and converted into common equity. This initial equity stake also includes the initial commercial supply contracts for delivery of battery cells between LTC and FN Research. The fresh capital will be used primarily for the construction of a volume production facility for LTC's large format Lithium-Ion cells and general corporate development.

Before becoming a strategic investor in LTC, FN Research had been a customer of LTC for several years. The long-term positive experience with LTC’s large format Lithium-Ion cells led to the FN Group’s decision to cooperate with LTC more closely. The proprietary extrusion process used by LTC for the manufacturing of its electrodes as well as its optimized proprietary cell design led the FN Group to the belief that LTC will be able to compete in the highly competitive automotive landscape in addition to its traditional niche markets.

Through the strategic cooperation between the parties, LTC will gain access to an OEM cooperation and supply relationship with automotive manufacturers. LTC intends to supply battery cells to a range of electrically-powered vehicles. Depending on the commercial success and value created out of this relationship between the parties, as measured by the unit sales volume of supply contracts and actual deliveries, the parties have agreed that the FN Group will receive warrants to purchase additional common stock in LTC which may allow the FN Group to increase its equity stake in LTC to greater than 50%. The award of warrants is tied to the achievement of a series of performance targets with the last target being in 2015. In summary, the maximum number of shares issuable to the FN Group under the terms of the warrants is 4.9 billion and will be awarded to the FN Group when the cumulative volume of contracts for LTC derived through the FN Group reaches approximately 100 times the current annual manufacturing capacity of LTC. In the opinion of LTC management, this will represent a very significant growth for LTC and may represent a substantial value opportunity for existing LTC investors. In case the FN Group makes use of its option to exercise the warrants on a "cashless" basis, the resulting dilution would be less than implied by the maximum number of warrants awarded to the FN Group.

Further, LTC and a member of the FN Group have agreed to enter into a joint venture pursuant to the terms of a Joint Venture and Shareholder’s Agreement (the “Joint Venture”), which will develop, market and manufacture Complete Energy Management Systems (“CEMS”). CEMS consist of LTC’s large format Lithium-Ion battery cells and FN Research’s electronics including battery management system, charger and DC-DC convertor. The intent of the parties surrounding the Joint Venture is to provide to the market a complete energy management solution for use in future electric and hybrid electric vehicle power trains. The parties will share equally in the investment in and income from the Joint Venture, while a member of the FN Group will hold 70% of the voting rights of the Joint Venture.

LTC will contribute its extensive experience with several other automotive applications for its battery cells such as Volkswagen’s Flottenversuch, Karmann’s electric vehicle, and eRUF’s and DesignLine’s hybrid buses, which are operational in Baltimore, MD, New York, NY and at the Charlotte, NC Airport.

As part of the transaction Mr. William Chia, Director of Operations of FN Research, will join LTC’s Board of Directors as well as sit on LTC’s audit committee.

LTC's Chief Executive Officer Theo Kremers and Chairman Fred Mulder jointly commented: "We are pleased to welcome the FN Group as LTC's new partners. The investment and the strategic relationship with the FN Group will allow our company to transition into volume production of our large format Lithium-Ion battery cells at a time when the market is growing at a rapid pace. We believe that this will create substantial value for our shareholders and will also build a good basis for LTC to create market success with other automotive and non-automotive customers in the future."

The definitive agreements relating to the strategic alliance closed on April 1, 2011 are exhibits to the Current Report on Form 8-K being filed with the United States Securities and Exchange Commission on even date herewith. An investor update presentation will also be made available on LTC's website.  For more information regarding the strategic alliance or LTC, please contact LTC’s Chief Executive Officer, Theo M.M. Kremers, at 571-207-9056.

About LTC: LTC is a global manufacturer of large format cylindrical Lithium-Ion cells and a global provider of power solutions for diverse applications. LTC is especially well positioned in the fast growing markets of hybrid electric and electric vehicles.

About Frazer-Nash Research Ltd:  FN Research is a UK-based research and development company principally engaged in the development of fully integrated and highly optimized proprietary systems, sub-systems and components for hybrid electric and electric drive trains.

This press release contains certain “forward-looking statements” within the meaning of federal securities laws including the use of the words “expect,” “anticipate,” “estimate,” “project,” “forecast,” “outlook,” “target,” “objective,” “plan,” “goal,” “pursue,” “on track,” and similar expressions. Although LTC believes that the statements were reasonable when made, these forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance, or achievements of the company to be different from those expressed or implied. LTC assumes no obligation and does not intend to update these forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: competitive and general economic conditions, adverse effects of litigation, the timely development and acceptance of LTC’s products and services, significant changes in the competitive environment, the failure to generate or the loss of significant numbers of customers, the loss of senior management or increased government regulations.